Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
INVESTOR RELATIONS

Tele: 213-486-6546
Email: investor_relations@mflex.com

MFLEX UPDATES FISCAL 2009 FIRST QUARTER GUIDANCE AND ANNOUNCES SHARE REPURCHASE PROGRAM

Anaheim, CA, January 5, 2009 — Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today updated guidance for the first quarter ended December 31, 2008, which includes expected net sales of approximately $215 million and a gross margin percentage in the 14 to 16 percent range. In addition, the Company’s current business outlook indicates that strong customer demand for its products is continuing into the fiscal second quarter. The Company plans to announce final first quarter results in its regularly scheduled conference call on February 5, 2009, at which time it will provide further comments on the quarter and its outlook for the fiscal 2009 second quarter. Details of the call will be announced shortly.

In addition, MFLEX also announced that its board of directors has approved a share repurchase program for up to 2,250,000 shares in the aggregate of the Company’s common stock. This amount represents approximately nine percent of the Company’s common stock outstanding as of November 30, 2008, as reported on the Company’s most recent Form 10-K filed with the Securities and Exchange Commission on December 9, 2008.

The stock purchases may be made from time to time on the open market in compliance with applicable state and federal securities laws. The timing and amounts of any purchases will be based on market conditions and other factors including price, regulatory requirements and capital availability. Repurchases of common stock will be made under Rule 10b5-1 plans, which permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. Later this week, the Company intends to enter into the first of these repurchase plans, covering up to 562,500 shares. The Company expects to enter into additional repurchase plans from time to time covering the balance of such shares.

“MFLEX is committed to maximizing shareholder value and we feel our strong first quarter performance, along with the share repurchase program announced today, are positive steps towards this goal,” said Reza Meshgin, president and chief executive officer of MFLEX. “We believe the current share price is not indicative of the Company’s long-term intrinsic value, and this repurchase plan underscores our confidence in our business prospects. Additionally, given our strong balance sheet and cash flow from operations, we believe the share repurchase program is both a timely and appropriate use of the Company’s capital resources.”

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding the Company’s expected net sales and gross margin percentages for the first fiscal quarter, the Company’s business outlook, demand for the Company’s products in the second fiscal quarter, stock purchases that may be made under the Company’s repurchase plans, the Company’s share price, intrinsic value, balance sheet and cash flow from operations, and use of the Company’s capital resources. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “ indicate,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the period ended September 30, 2008. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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